Exhibit 1.2

ADO Properties S.A. Luxembourg

91.93% of ADLER shareholders accept takeover offer by ADO to create one of the largest listed residential real estate companies in Europe

●	Transformational transaction between ADO and ADLER resulting in a EUR 8.5 billion German residential portfolio

●	Combined group is planned to be named ADLER Real Estate Group

●	Together with Consus, the combined group will be able to address Germany’s housing shortage

Luxembourg, 30 March 2020 – Today ADO Properties S.A. (“ADO”) announces the final results of its voluntary public takeover offer for ADLER Real Estate Aktiengesellschaft (“AD-LER”) creating one of the largest listed residential real estate companies Europe. Under ADO´s voluntary public takeover offer, shareholders of ADLER tendered a total of 66,404,915 shares, corresponding to approximately 91.93%1 of ADLER’s share capital.

The combined company is planned to be named ADLER Real Estate Group and its operational headquarters will remain in Berlin. The combined company shall be led by an experienced management team combining knowledge of both ADLER and ADO, comprising of Maximilian Rienecker and Thierry Beaudemoulin as Co-Chief Executive Officers and Sven-Christian Frank as Chief Operating Officer.

The new ADLER Real Estate Group will have a high-quality portfolio, which is valued at around EUR 8.5 billion GAV and will be diversified across core German metropolitan areas with attractive growth potential. Through its strategic partnership with the real estate developer Consus Real Estate Aktiengesellschaft (“Consus”), the company has access to a market leading development platform with a pipeline of over 15,000 residential rental units that will support the group’s efforts to reduce the current housing imbalance in Germany. Once in place, the fully integrated business model will enable the group to manage and develop quality residential assets in key German markets and secure a value-accretive growth path.

Commenting on the successful offer, Thierry Beaudemoulin, CEO of ADO, said: “We are very pleased to announce today the successful result of our voluntary public tender offer for ADLER and thereby look forward to creating one of the largest listed real estate companies in Europe. The strong support for the business combination shown by ADLER shareholders is a testament to the compelling strategic rationale of bringing together our high quality and complementary portfolios. We look forward to working as a combined group to deliver value to all stakeholders.”

Maximilian Rienecker, Co-CEO of ADLER, added: “As a combined company and together with our strategic stake in Consus, it is our aim to provide tenants with high-quality properties and services through a selective build-to-hold strategy. This will enable us to act as a reliable and preferred partner for our tenants and municipalities. By leveraging our combined expertise, as well as our strategic partnership with Consus, we will be able to provide end-to-end solutions at each stage of the real estate value chain: from the development of quality residential apartments in city quarters through to the servicing of tenants via innovative solutions to ensure their satisfaction.”

The combined company will have a larger free float market capitalization and will be a potential MDAX candidate in near term, while investors will benefit from enhanced liquidity.

Settlement and closing of the transaction are expected to take place on April 9, 2020.

The offer, along with further information relating to the voluntary tender offer, can be found online at:

ADO Properties S.A. Luxembourg

English Version:

https://www.ado.properties/websites/ado/English/1500/takeover-offer-ado-properties-s_a_-_-adler-real-estate-aktiengesellschaft.html

German Version:

https://www.ado.properties/websites/ado/German/1500/uebernahmeangebot-ado-properties-s_a_-_-adler-real-estate-aktiengesellschaft.html

1 Based on 72.236.485 shares which includes new shares following conversion of ADLER convertible bonds 2016/2021.

Contact

Investor Relations:

T +352 278 456 710

F +352 203 015 00

E ir@ado.properties

Media Relations:

Finsbury

Gordon Simpson

E Gordon.Simpson@finsbury.com

Ed Simpkins

E Edward.Simpkins@finsbury.com

T +44 207 251 3801

Hering Schuppener

Christian Falkowski

E cfalkowski@heringschuppener.com

T +49 69 92 18 74 64

ADO Properties S.A. Luxembourg

Important information:

This announcement is neither an offer to purchase nor a solicitation to purchase ADO Properties or ADLER shares. The terms and conditions of the voluntary tender offer, as well as further provisions concerning the voluntary tender offer, are published in the offer document which publication has been permitted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of ADLER shares are strongly recommended to read the offer document and all other documents in connection with the offer as they contain important information.

Subject to the exceptions described in the offer document and any exceptions granted by the relevant regulatory authorities, an offer is not being made directly or indirectly, in or into those jurisdictions where to do so would constitute a violation pursuant to the laws of such jurisdiction.

The ADO Properties shares that are intended to be transferred to ADLER shareholders as consideration (“Offer Shares”) have not been, and will not be, registered under the United States Securities Act of 1933, as amended (“Securities Act”), or under any of the applicable securities laws of any state, district or other jurisdiction of the United States of America. The Offer Shares may not be offered, sold or delivered, directly or indirectly, to ADLER shareholders located in the United States of America (“U.S. Shareholders”), or to agents, nominees, trustees, custodians or other persons acting for the account or benefit of U.S. Shareholders, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The Offer Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The offer is not subject to the ‘U.S. tender offer rules’ contained in Regulation 14D under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”), and is being made with respect to U.S. Shareholders in reliance on exemptions provided by Rule 14d-1(c) under the Exchange Act. As a result, the offer is made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law.

Holders of securities in ADLER should be aware that ADO Properties reserves the right, to the extent permissible under applicable law or regulation, and in accordance with German market practice, to purchase, or conclude agreements to purchase, ADLER shares, directly or indirectly, outside of the scope of the offer, before, during or after the acceptance or further acceptance period. This applies to other securities that are directly convertible into, exchangeable for, or exercisable for ADLER shares. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

The transaction described in this announcement involves the securities of Luxembourg and German companies. Information distributed in connection with the transaction is subject to the disclosure requirements of the Federal Republic of Germany, which are different from those of the United States. The financial information included or incorporated by reference in the offer document has been prepared in accordance with accounting standards in Luxembourg or Germany, as applicable, that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since ADO Properties and ADLER are each located in a non-U.S. jurisdiction and their respective officers and board members are residents of non-U.S. jurisdictions. Holders of securities in ADO Properties and ADLER may not be able to rely on having recourse to provisions for the protection of investors in any jurisdiction other than the provisions of Luxembourg or Germany, as applicable. Holders of securities in ADO Properties and ADLER may not be able to sue ADO Properties, ADLER or their respective officers and board members in court in Luxembourg or Germany, as applicable, for violations of the U.S. securities laws. It may be difficult to compel ADO Properties, ADLER or any of their respective affiliates to subject themselves to a U.S. court’s judgment.

If any announcements contain forward-looking statements, such statements do not represent facts and are characterized by the words ‘will’, ‘expect’, ‘believe’, ‘estimate’, ‘intend’, ‘contemplate’, ‘aim’, ‘assume’ or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of ADO Properties and the persons acting together with ADO Properties. Such forward-looking statements are based on current plans, estimates and forecasts which ADO Properties and the persons acting together with ADO Properties have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by ADO Properties or the persons acting together with ADO Properties. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.